Exhibit 99.1

Bruker BioSciences Shareholders Approve Acquisition of Bruker Optics

Combined Company to Be a Leading Provider of Molecular Analysis Solutions to
the Life Science, Materials Research, Homeland Security and Industrial Markets

BILLERICA, Mass. — June 29, 2006 — Bruker BioSciences Corporation (NASDAQ: BRKR) announces after the Company’s Annual Meeting today that its shareholders have approved the acquisition of molecular spectroscopy company Bruker Optics Inc. for $135 million, to be paid approximately 59% in cash and 41% in BRKR stock. The acquisition agreement had previously received unanimous approval by a Special Committee of independent directors of the Board of Directors of Bruker BioSciences, as well as by all independent directors, with the non-independent BRKR directors recusing themselves from the Board vote. The agreement had also been unanimously approved previously by the Board of Bruker Optics.

At today’s Annual Meeting all proposals were approved with overwhelming majorities by the Bruker BioSciences stockholders. In particular, the proposal requesting approval of stockholders for the acquisition of Bruker Optics was approved by a majority of greater than 99% of the BRKR shareholders not affiliated with the controlling shareholders of BRKR who voted at the Annual Meeting.

Frank Laukien, President and CEO of Bruker BioSciences, stated:  “I am very pleased to receive this clear vote and mandate from our non-affiliated shareholders to move forward with the acquisition of Bruker Optics, which is now expected to close in early July 2006. Bruker Optics is a great addition to Bruker BioSciences and should allow us to expand our market reach, increase our critical mass and accelerate our drive to grow our profitability and cash flows. We welcome the Bruker Optics management team and the outstanding Bruker Optics staff worldwide to Bruker BioSciences.”

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation in Billerica, Massachusetts, is the parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis tools. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of nuclear, biological and chemical (NBC) detection products for homeland security. For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT OF BRUKER BIOSCIENCES

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com